Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

April 27, 2006
Avnet, Inc. Reports Third Quarter Fiscal Year 2006 Results
Net Income and EPS Up Significantly Year Over Year
Operating Margin Improved Across All Regions at Both Operating Groups
Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today reported revenues of $3.61 billion for its third quarter fiscal 2006, which ended April 1, 2006, up 31.1% over third quarter fiscal 2005 revenues of $2.76 billion. The prior year quarter did not include revenues of Memec Group Holdings, Inc. (“Memec”), which was acquired on July 5, 2005. Revenues were up 9.1% over the prior year third quarter adjusted to include Memec’s sales of $556.3 million in the third quarter fiscal 2005. Net income for third quarter fiscal 2006, which includes certain charges that are described below, was $71.2 million, or $0.48 per share on a diluted basis, as compared with net income of $41.1 million, or $0.34 per share on a diluted basis, for third quarter fiscal 2005. Excluding the charges described below, third quarter fiscal 2006 net income and diluted earnings per share were $79.5 million, or $0.54, respectively, up 93.2% and 58.8% as compared with third quarter fiscal 2005.
The results for the third quarter of fiscal 2006 include charges for the following items, the mention of which management believes is useful to investors when comparing operating performance results with previous periods. More details on these charges and the reasons for their inclusion are set forth in the Non-GAAP Financial Information section, which begins on page 4 of this press release.
•	Restructuring and other charges, including inventory writedowns for terminated lines (recorded in cost of sales), severance, integration costs and other charges resulting primarily from the Company’s acquisition and integration of Memec into Avnet’s existing business.

•	Restructuring charges, including severance and reserves for non-cancelable lease commitments, and other charges resulting primarily from actions taken following the divestitures of certain end user business lines of Technology Solutions in the Americas, certain other cost-cutting initiatives in the Technology Solutions business in the EMEA region and other items.

•	Incremental stock-based compensation expense resulting from the Company’s adoption of SFAS 123R and modifications to stock-based compensation plans in fiscal 2006.

•	Incremental amortization expense associated with amortizable intangible assets recorded in the third quarter of fiscal 2006 as a result of the Memec acquisition.

•	A one-time net gain on the sale of Technology Solutions’ single tier businesses in the Americas.

	Gross	Operating	Pre-tax	Net	Diluted
	Profit	Income	Income	Income	EPS
		($ in thousands, except per share data)
GAAP results, third quarter FY06	$472,054	$121,880	$107,422	$71,167	$0.48
Adjustments:
Restructuring and integration costs (primarily Memec acquisition-related)	1,440	10,040	10,040	6,652	0.05
Restructuring and other costs related to business divestitures and other actions	—	6,930	6,930	4,591	0.03
Stock-based compensation expense	—	3,412	3,412	2,260	0.02
Incremental amortization expense for intangible assets	—	3,120	3,120	2,067	0.01
Gain on sale of businesses	—	—	(10,950)	(7,254)	(0.05)

Total adjustments	1,440	23,502	12,552	8,316	0.06

Adjusted results	$473,494	$145,382	$119,974	$79,483	$0.54

Third quarter fiscal 2006 operating income of $121.9 million, including certain charges described in the table above, was up 55.2% as compared with third quarter fiscal 2005 operating income of $78.5 million. Excluding these charges, third quarter fiscal 2006 operating income grew 85.1% to $145.4 million as compared with third quarter fiscal 2005.
The Memec integration continues to proceed well and is approaching completion. The Japan IT conversion and certain real estate consolidations are the primary remaining synergies left to be completed in the fourth quarter fiscal 2006. Actions to remove in excess of $125 million of annualized operating expense synergies were completed by the end of third quarter fiscal 2006 and the Company continues to expect to have removed the targeted $150 million of annualized synergies by the end of the June 2006 quarter. During the third quarter, the Company also completed the divestiture of its remaining Technology Solutions single tier businesses in the Americas, which resulted in a net gain of $10.9 million in the March quarter.
Roy Vallee, Chairman and Chief Executive Officer, commented, “This was another very strong quarter for us as we grew revenue 9.1% year over year, including Memec in the year ago quarter, with commensurate gains in margins and returns. Excluding the charges indicated above, operating profit grew more than 7 times faster than revenue and operating income margin of 4.0% was up 135 basis points year-over-year on a pro forma basis including Memec in the prior year period. Due to a very successful Memec integration and accelerating growth in the components end markets, we have made significant strides toward achieving our long-term financial targets of 4.5% to 5.0% operating income margin and 12.5% return on capital employed.”
The Company used approximately $11.6 million of free cash flow (as defined later in this release) during the third quarter of fiscal 2006, which includes approximately $26.3 million of cash used for restructuring, integration and other costs primarily incurred in connection with the acquisition of Memec, including cash outflows associated with charges recorded through purchase accounting. Strong growth in earnings combined with a fourth straight quarter of record setting asset velocity at EM drove another significant improvement in Avnet’s Return on Capital Employed (“ROCE”) and Return on Working Capital (“ROWC”). Excluding the charges described herein, ROCE of 10.2% and ROWC of 25.2% for third quarter fiscal 2006 were up 55 and 77 basis points, respectively, over second quarter fiscal 2006. These key operating metrics are defined in the Non-GAAP Financial Information section, which begins on page 4 of this release.
Ray Sadowski, Chief Financial Officer, stated: “This quarter’s performance is further proof that our value based management initiatives are having the desired impact. Even though we have experienced better than expected growth this fiscal year, our team worldwide has maintained focus on expense control and asset management while quickly and effectively integrating the Memec organization. This ability to improve productivity and efficiency demonstrates the leverage in our business model. With ROCE greater than 10%, we are generating positive economic profit at the enterprise level. With TS currently exceeding our return targets and EM making progress every quarter, we expect to expand our economic profit quarterly as we continue to progress toward our 12.5% ROCE goal.”
Operating Groups
Electronics Marketing (“EM”) sales of $2.45 billion in the third quarter fiscal 2006 were up 53.3% on a year-over-year basis and 8.4% sequentially. On a pro forma basis, including sales of Memec in the prior year period, third quarter fiscal 2006 sales were up 13.7% on a year-over-year basis. Excluding the impact of foreign currency translation, EM sales for third quarter fiscal 2006 were up 17.5% year-over-year, including sales of Memec in the prior year period, and 8.0% sequentially as the impact of foreign currency translation was minimal on a sequential basis. Including Memec’s sales in the prior year period, EM sales in the Americas, EMEA and Asia (including Japan) increased 11.4%, 9.6% and 23.8%, respectively. Excluding the impact of foreign currency translation, EM EMEA’s pro forma sales, including Memec’s sales in the prior year period, were up 19.8% year over year. EM operating income of $122.8 million for third quarter fiscal 2006 was double the prior year third quarter operating income of $61.5 million and was up 34.1% sequentially as compared with the December 2005 quarter operating income of $91.6 million.
Mr. Vallee added, “Electronics Marketing had another strong quarter of accelerating revenue and earnings growth. Excluding the impact of foreign currency translation, EM’s pro forma year-over-year revenue growth was 17.5% with all three regions experiencing double digit growth. Year-over-year, operating income, including Memec in the prior period, grew five times faster than revenue, which resulted in a 170 basis point improvement and drove operating income margin to 5.0% in third quarter fiscal 2006. This profit performance, when combined with a fourth straight quarter of record inventory turns, established new post bubble records at EM for working capital velocity, return on working capital and return on capital employed. As we exited the third quarter, we continued to see positive book to bill ratios in all three regions which, when combined with another quarter of anticipated operating expense synergies, should allow EM to continue its accelerated progress toward achieving our margin and return targets.”
Technology Solutions (“TS”) sales of $1.17 billion in the third quarter fiscal 2006 were essentially flat on a year-over-year basis and down 22.2% sequentially, as the computer business exited its typical seasonally strong second fiscal quarter. Excluding the impact of foreign currency translation, TS sales for third quarter fiscal 2006 were up 2.8% on a year-over-year basis. Foreign currency translation had no material impact on sequential comparisons. On a year-over-year basis, TS third quarter sales in the Americas increased 2.7%, while sales in EMEA and Asia were down 2.3% and 11.0%, respectively. Excluding the impact of foreign currency translation, TS EMEA’s sales were up 6.2% year over year. TS operating income for the third quarter fiscal 2006 was $37.6 million, an increase of 18.6% as compared with third quarter fiscal 2005 operating income of $31.7 million, and its operating income margin of 3.2% increased 49 basis points over the prior year third quarter.
Mr. Vallee further commented, “Technology Solutions experienced its seasonally down March quarter but was still able to drive improvements in both gross profit and operating income margins on a year-over-year basis. Operating income margin of 3.2% was 49 basis points above the year ago quarter and represented a record for a March quarter. While revenues for proprietary servers and software were slightly below our expectations this quarter, we are encouraged by the growth in sales of industry standard servers and storage products. While the divestiture of our remaining single tier businesses in America had a minor negative impact on TS revenue for the third quarter fiscal 2006, we expect the continued ramp-up of the Logicalis business to accelerate growth going forward.”

Outlook
For Avnet’s fiscal fourth quarter, management expects sales at Electronics Marketing to be in the range of $2.47 billion to $2.55 billion and anticipates sales for Technology Solutions to be in the range of $1.20 billion to $1.25 billion. Therefore, Avnet’s consolidated sales should be in the range of $3.67 billion to $3.80 billion for the fourth quarter ending on July 1, 2006.
Management expects the fourth quarter earnings to be in the range of $0.57 to $0.61 per share, excluding the expensing of stock-based compensation and the amortization of intangibles related to the acquisition of Memec amounting to approximately $0.02 per share. The earnings per share guidance also does not include the additional future charges associated with continuing restructuring activities and the integration of Memec or the costs associated with the planned exit of two small, non-core EM business units, which management expects will amount to between $0.05 and $0.10 per share.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “anticipate,” “expect,” believe,” and “should.” Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted gross profit, adjusted operating income, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share. The non-GAAP financial information is used to reflect the Company’s results of operations excluding certain items that have arisen from restructuring and integration, stock compensation activities and other items in the periods presented.
Management believes that gross profit and operating income adjusted for restructuring and integration charges is useful to investors to assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes gross profit and operating income without the impact of restructuring and integration costs as an indicator of ongoing margin performance and underlying trends in the business. Similarly, management has disclosed operating income excluding the impacts of stock compensation expense because the accounting treatment on a year-over-year basis for option grants has changed with the adoption of SFAS 123R. Such new accounting treatment, and certain changes the Company has made to its equity grant practice in response to the new accounting treatment, renders the year-over-year comparison not meaningful without taking this impact into account. Finally, management has also disclosed operating income excluding the impact of amortization expense associated with intangible assets resulting from the acquisition of Memec because such assets were first recorded during third quarter fiscal 2006 and, therefore, there are no comparable charges in prior periods. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management similarly believes pre-tax income, net income and diluted earnings per share adjusted for the impact of the items discussed above as well as the third quarter one-time gain on sale of businesses is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes pre-tax income, net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.
Management has also disclosed herein certain historical sales of Avnet combined with the historical sales of Memec for the corresponding period. Management believes such information helps investors relate current year results to historical periods. Management uses similar pro forma data to analyze performance for internal operational goal setting and performance management.
However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
The results for the quarter ended April 1, 2006 included the impacts of certain items detailed below, the impacts of which are also portrayed in the table on page 2 of this press release.
•	Restructuring and other charges, amounting to $5.4 million pre-tax ($1.4 million of which is included in cost of sales), $3.6 million after tax and $0.03 per share on a diluted basis, and integration costs, amounting to $4.6 million pre-tax, $3.0 million after tax and $0.02 per share on a diluted basis. These pre-tax restructuring and other charges included inventory writedowns for terminated lines, recorded through cost of sales ($1.4 million), severance ($3.4 million) and other charges ($0.6 million). These charges resulted primarily from the Company’s acquisition of Memec, which closed during the first quarter of fiscal 2006, as the Company took certain actions with respect to the Company’s existing Electronics Marketing operations in all three regions as part of its efforts to integrate the operations of Memec. Of the $5.4 million of restructuring and other charges discussed above, $4.0 million required or will require a use of cash, and the remaining $1.4 million represented non-cash charges. Approximately $4.3 million of cash was paid during the third quarter of fiscal 2006 relating to these restructuring and other charges as well as restructuring and other charges recorded in prior fiscal periods. Integration costs, all of which required the use of cash, related entirely to the Company’s integration of Memec in all three regions, consisting primarily of incremental salaries and professional fees associated with the integration efforts during the quarter.

•	Restructuring and other charges, amounting to $6.9 million pre-tax, $4.6 after tax and $0.03 per share on a diluted basis. These pre-tax restructuring and other charges included severance ($0.9 million), reserves for non-cancelable lease commitments ($1.7 million) and other charges ($0.1 million), related primarily to certain actions taken following the divestitures of Avnet’s Enterprise Solutions business in the Americas to Calence LLC and its Hewlett Packard end-user business in the Americas to Logicalis, Inc. These restructuring charges also included: (i) severance and other termination benefits ($0.9 million) and reserves for non-cancelable lease commitments and other items ($0.1 million) associated primarily with other cost-cutting measures taken primarily in the Company’s Technology Solutions business in EMEA; (ii) charges associated with the termination of a UK-based pension plan ($2.6 million); and (iii) other charges ($0.6 million). Of the $6.9 million pre-tax of restructuring and other charges discussed above, $6.7 million required or will require the use of cash, and the remaining $0.2 million represented non-cash charges. Approximately $0.4 million of these charges requiring a use of cash were paid during the third quarter of fiscal 2006.

•	Incremental stock compensation expense in the third quarter of fiscal 2006 (recorded in selling, general and administrative expenses) totaled $3.4 million pre-tax, $2.3 million after tax and $0.02 per share on a diluted basis resulting from the Company’s adoption in the first fiscal quarter of SFAS 123R, which requires the Company to record compensation expense associated with stock option grants, and additional expenses associated with increased grants in fiscal 2006 under other stock compensation programs in response to SFAS 123R.

•	Incremental amortization expense of $3.1 million pre-tax (recorded in selling, general and administrative expenses), $2.1 million after tax and $0.01 per share on a diluted basis associated with the recognition during the third quarter of $26.4 million in amortizable intangible assets associated with the Company’s acquisition of Memec. The $3.1 million pre-tax charge reflects the cumulative amortization for the first nine months of fiscal 2006.

•	A one-time gain of $10.9 million pre-tax, $7.3 million after tax and $0.05 per share on a diluted basis, associated with the Company’s divestiture of its remaining Technology Solutions single tier businesses in the Americas.
Key Metrics
Two key metrics that the Company uses to monitor its business are Return on Capital Employed (“ROCE”) and Return on Working Capital (“ROWC”). Management views these metrics as two of the primary indicators of the Company’s ability to generate shareholder value. As a result, management has established targets with respect to these metrics for both EM and TS as well as for Avnet, Inc. on a consolidated basis, and the management team and the overall business performance is evaluated based upon progress in achieving these targets.
ROCE is defined as the annualized, tax-effected operating income excluding restructuring and other charges discussed in this release for the most recent three month period, divided by the average combined equity and debt balances, net of cash, for the same rolling three month period. ROCE is computed as follows for the periods presented:

	Quarter ended	Quarter ended	Quarter ended
	April 1, 2006	Dec. 31, 2005	April 2, 2005
Avnet, Inc .	(In thousands, except for percentages)
3-month tax-effected operating income, excluding restructuring and other charges, annualized	$384,952	$349,385	$220,421

3-month average equity and debt	$3,786,583	$3,630,573	$2,983,031
ROCE	10.17%	9.62%	7.39%

ROWC is defined as operating income for the quarter, excluding the impact of restructuring and other charges, annualized and divided by the average balance for the quarter of trade accounts receivable and inventory, less accounts payable (“Working Capital”). ROWC is computed as follows for the periods presented:

	Quarter ended	Quarter ended	Quarter ended
	April 1, 2006	Dec. 31, 2005	April 2, 2005
Avnet, Inc .	(In thousands, except for percentages)
3-month operating income, excluding restructuring and other charges, annualized	$581,528	$527,772	$314,124

3-month average working capital, as defined above	$2,310,343	$2,163,020	$1,922,998
ROWC	25.17%	24.40%	16.34%
Cash Flow Activity
The following table summarizes the Company’s cash flow activity for the third quarters and first nine months of fiscal 2006 and 2005, including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisitions and dispositions of operations and investments, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.
Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow generated from working capital. Similar to free cash flow, management believes that this breakout is an important measure to help management and investors understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through its management of the net balance of receivables, inventories and accounts payable.

	Third quarters ended		Nine months ended
	April 1, 2006	April 2, 2005	April 1, 2006	April 2, 2005
		($ in thousands)
Net income	$71,167	$41,148	$145,700	$120,989
Non-cash and other reconciling items	25,541	22,403	107,213	112,572
Cash flow (used for) provided by working capital (excluding cash and cash equivalents)	(94,439)	82,851	(411,644)	150,618

Net cash flow provided by (used for) operations	2,269	146,402	(158,731)	384,179
Purchase of property, plant and equipment	(14,108)	(6,517)	(38,175)	(22,257)
Cash proceeds from sales of property, plant and equipment	621	328	2,250	7,125
Acquisitions and dispositions of operations and investments, net	(6,625)	7	(310,647)	(1,098)
Effect of exchange rates on cash and cash equivalents	2,060	(10,048)	(477)	5,719
Other, net financing activities	4,195	739	27,774	923

Net free cash flow	$(11,588)	$130,911	$(478,006)	$374,591

The significant cash outflow associated with working capital includes the cash payments made during the third quarter and first nine months of fiscal 2006 amounting to $26.3 million and $78.5 million, respectively, associated with the restructuring charges, integration costs and charges recorded through purchase accounting from the Memec acquisition. The first nine months of fiscal 2006 cash outflow also includes a $58.6 million accelerated contribution to the Company’s pension plan made during the first quarter.
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. For the fiscal year ended July 2, 2005, Avnet and the recently acquired Memec (closed July 5, 2005) generated combined revenue in excess of $13 billion through sales in approximately 70 countries.

CONTACT:	Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED
	APRIL 1,	APRIL 2,
	2006 (1)	2005
Sales	$3,614.6	$2,758.3
Income before income taxes	107.4	59.4
Net income	71.2	41.1
Net income per share:
Basic	$0.49	$0.34
Diluted	$0.48	$0.34

	NINE MONTHS ENDED
	APRIL 1,	APRIL 2,
	2006 (1)	2005
Sales	$10,642.0	$8,241.4
Income before income taxes	219.9	174.7
Net income	145.7	121.0
Net income per share:
Basic	$1.00	$1.00
Diluted	$0.99	$1.00

(1)	The results for the third quarter and first nine months of fiscal 2006 shown above includes the impacts of the following items:

•	Stock compensation expense amounting to $3.4 million pre-tax, $2.3 million after tax and $0.02 per share on a diluted basis for the third quarter of fiscal 2006, and $11.2 million pre-tax, $7.2 million after tax and $0.05 per share on a diluted basis in the first nine months of fiscal 2006. These expense amounts are associated with the Company’s adoption of SFAS 123R, which requires the Company to record compensation expense associated with stock option grants, and additional expenses associated with increased grants under other stock compensation programs in response to SFAS 123R.

•	Incremental amortization expense of $3.1 million pre-tax, $2.1 million after tax and $0.01 per share on a diluted basis in the third quarter and nine months ended April 1, 2006 associated with the recognition, during the third quarter of fiscal 2006, of $26.4 million in amortizable intangible assets associated with the acquisition of Memec.

•	Restructuring and other charges, amounting to $12.4 million pre-tax, $8.2 million after tax and $0.06 per share on a diluted basis in the third quarter of fiscal 2006, and $42.9 million pre-tax, $28.8 million after tax and $0.20 per share on a diluted basis for the nine months ended April 1, 2006. Also included are integration costs amounting to $4.6 million pre-tax, $3.0 million after tax and $0.02 per share on a diluted basis in the third quarter of fiscal 2006, and $20.3 million pre-tax, $13.8 million after tax and $0.09 per share on a diluted basis in the first nine months of fiscal 2006. The integration costs resulted from the Company’s efforts to integrate the Memec business into Avnet following the July 5, 2005 close of the Memec acquisition. The majority of the restructuring and other charges resulted from certain actions taken and costs incurred in all three regions resulting from the acquisition of Memec as well as certain other actions taken by the Company following the divestiture, during the third quarter of fiscal 2006, of two Technology Solutions businesses in the Americas, other cost reduction initiatives and other items.

•	The third quarter and nine months ended April 1, 2006 include a gain of $10.9 million pre-tax, $7.3 million after tax and $0.05 per share on a diluted basis resulting from the sale of Technology Solutions’ single tier businesses in the Americas.

•	The first nine months of fiscal 2006 also include debt extinguishment costs amounting to $11.7 million pre-tax, $7.1 million after tax and $0.05 per share on a diluted basis related to the repurchase of $254.1 million principal amount of the Company’s 8.00% Notes due November 15, 2006. The Company used the net proceeds from the issuance during the first quarter of fiscal 2006 of $250.0 million principal amount of 6.00% Notes due September 1, 2015, plus cash on hand, to fund this repurchase.
The combined impact of the items discussed above amounted to $12.6 million pre-tax, $8.3 million after tax and $0.06 per share on a diluted basis for the third quarter of fiscal 2006 and $78.2 million pre-tax, $51.7 million after tax and $0.35 per share on a diluted basis for the first nine months of fiscal 2006. See Consolidated Statements of Operations for further discussion of these items and the related impacts.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	APRIL 1,	APRIL 2,	APRIL 1,	APRIL 2,
	2006 (1)(2)(3)	2005	2006 (1)(2)(3)(4)	2005
Sales	$3,614,642	$2,758,259	$10,642,020	$8,241,415
Cost of sales (1)	3,142,588	2,393,691	9,284,897	7,153,357

Gross profit	472,054	364,568	1,357,123	1,088,058

Selling, general and administrative expenses (2)	334,645	286,037	1,014,867	852,478
Restructuring and other charges (1)	10,945	—	33,901	—
Integration costs (1)	4,584	—	20,301	—

Operating income	121,880	78,531	288,054	235,580
Other (expense) income, net	(246)	1,860	4,591	2,247
Interest expense	(25,162)	(20,963)	(72,006)	(63,088)
Gain on sale of business (3)	10,950	—	10,950	—
Debt extinguishment costs (4)	—	—	(11,665)	—

Income before income taxes	107,422	59,428	219,924	174,739
Income tax provision	36,255	18,280	74,224	53,750

Net income	$71,167	$41,148	$145,700	$120,989

Net earnings per share:
Basic	$0.49	$0.34	$1.00	$1.00

Diluted	$0.48	$0.34	$0.99	$1.00

Shares used to compute earnings per share:
Basic	146,373	120,694	145,707	120,591

Diluted	147,413	121,414	147,062	121,373

(1)	The results for the third quarter of fiscal 2006 include restructuring and other charges amounting to $12.4 million pre-tax ($1.4 million of which is included in cost of sales), $8.2 million after tax and $0.06 per share on a diluted basis, and the results for the nine months ended April 1, 2006 include restructuring and other charges of $42.9 million pre-tax ($9.0 million of which is included in cost of sales), $28.8 million after tax and $0.20 per share on a diluted basis. The results for the third quarter of fiscal 2006 also include integration costs amounting to $4.6 million pre-tax, $3.0 million after tax and $0.02 per share on a diluted basis, and the results for the nine months ended April 1, 2006 include $20.3 million pre-tax, $13.8 million after tax and $0.09 per share on a diluted basis. The integration costs and the majority of the restructuring and other charges resulted from certain actions taken and costs incurred in all three regions resulting from the July 5, 2005 acquisition and integration of Memec. The remainder of the restructuring and other charges relate to other actions taken by the Company as a result of the divestiture of two businesses and other cost reduction initiatives in addition to other items further discussed below.

The restructuring and other charges for the third quarter and nine months ended April 1, 2006 include severance costs related to reductions of Avnet headcount and charges related to the consolidation of certain Avnet leased facilities resulting from the integration of Memec’s personnel and facilities and resulting from the divestiture in the third quarter of two business lines within Technology Solutions’ Americas business. The restructuring and other charges also include writedowns of certain owned assets and capitalized IT-related initiatives that were rendered redundant as a result of the facilities reductions and other actions noted above. Also included in the restructuring and other charges for the third quarter and first nine months of fiscal 2006 were writedowns of certain inventory for terminated lines, with such charges recorded through cost of sales in the accompanying consolidated statements of operations. The restructuring and other charges for the third quarter and nine months ended April 1, 2006 also include a charge associated with the curtailment of a UK-based pension plan and other one-time costs. Finally, restructuring and other charges for the first nine months include the second fiscal quarter writedown to fair market value of two owned warehouse and administrative buildings that the Company has vacated.

(2)	The results for the third quarter of fiscal 2006 include $3.4 million pre-tax (included entirely in selling, general and administrative expenses), $2.3 million after tax and $0.02 per share on a diluted basis of incremental stock compensation expense resulting from the Company’s adoption of SFAS 123R, which requires the Company to record compensation expense associated with stock option grants, and additional expenses associated with increased grants under other stock compensation programs in response to SFAS 123R. For the nine months ended April 1, 2006, these stock-based compensation impacts amounted to $11.2 million pre-tax, $7.2 million after tax and $0.05 per share on a diluted basis. Also included in selling, general and administrative expenses for the third quarter and nine months ended April 1, 2006 is $3.1 million of incremental amortization expense associated with the recognition, during the third quarter of fiscal 2006, of $26.4 million in amortizable intangible assets associated with the acquisition of Memec. The after-tax impact of the incremental amortization expense was $2.1 million, or $0.01 per share on a diluted basis, for the three and nine month periods.

(3)	The results for the third quarter and nine months ended April 1, 2006 include a gain of $10.9 million pre-tax resulting from the sale of Technology Solutions’ single tier businesses in the Americas. After tax, the gain was $7.3 million, or $0.05 per share on a diluted basis for both the third quarter and nine months ended April 1, 2006.

(4)	During the first nine months of fiscal 2006, the Company incurred debt extinguishment costs amounting to $11.7 million pre-tax, $7.1 million after tax and $0.05 per share on a diluted basis related to the repurchase in the first quarter of fiscal 2006 of $254.1 million principal amount of the Company’s 8.00% Notes due November 15, 2006. The Company used the net proceeds from the issuance during the first quarter of fiscal 2006 of $250.0 million principal amount of 6.00% Notes due September 1, 2015, plus cash on hand, to fund this repurchase.

(5)	The combined impact of the items discussed in Notes 1-4 amounted to $12.6 million pre-tax, $8.3 million after tax and $0.06 per share on a diluted basis for the third quarter of fiscal 2006 and $78.2 million pre-tax, $51.7 million after tax and $0.35 per share on a diluted basis for the first nine months fiscal 2006.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	APRIL 1,	JULY 2,
	2006	2005
Assets:
Current assets:
Cash and cash equivalents	$199,846	$637,867
Receivables, net	2,448,664	1,888,627
Inventories	1,553,903	1,224,698
Other	58,866	31,775

Total current assets	4,261,279	3,782,967
Property, plant and equipment, net	163,946	157,428
Goodwill	1,297,831	895,300
Other assets, including intangible assets other than goodwill	325,715	262,520

Total assets	6,048,771	5,098,215

Less liabilities:
Current liabilities:
Borrowings due within one year	278,929	61,298
Accounts payable	1,542,467	1,296,713
Accrued expenses and other	440,721	359,507

Total current liabilities	2,262,117	1,717,518
Long-term debt, less due within one year	1,022,503	1,183,195
Other long-term liabilities	59,837	100,469

Total liabilities	3,344,457	3,001,182

Shareholders’ equity	$2,704,314	$2,097,033

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	NINE MONTHS ENDED
	APRIL 1,	APRIL 2,
	2006	2005
Cash flows from:

Operations:
Net income	$145,700	$120,989

Add non-cash and other reconciling items:
Depreciation and amortization	51,158	46,398
Deferred income taxes	4,715	32,100
Non-cash restructuring and other charges	14,607	--
Other, net	36,733	34,074

Receivables	(219,211)	(11,538)
Inventories	(89,774)	96,691
Accounts payable	(7,934)	93,731
Accrued expenses and other, net	(94,725)	(28,266)

Net cash flows (used for) provided from operating activities	(158,731)	384,179

Financing:
Issuance of notes in public offering, net of issuance costs	246,483	--
Repayment of notes	(256,325)	(89,589)
Proceeds from (repayment of) bank debt, net	50,410	(3,152)
Repayment of other debt, net	(583)	(169)
Other, net	27,774	923

Net cash flows provided from (used for) financing activities	67,759	(91,987)

Investing:
Purchases of property, plant, and equipment	(38,175)	(22,257)
Cash proceeds from sales of property, plant and equipment	2,250	7,125
Acquisitions and dispositions of operations and investments, net	(310,647)	(1,098)

Net cash flows used for investing activities	(346,572)	(16,230)

Effect of exchange rates on cash and cash equivalents	(477)	5,719

Cash and cash equivalents:
(decrease) increase	(438,021)	281,681
at beginning of period	637,867	312,667

at end of period	$199,846	$594,348

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	APRIL 1,	APRIL 2,	APRIL 1,	APRIL 2,
SALES	2006	2005	2006	2005
Electronics Marketing	$2,446.6	$1,596.1	$6,815.1	$4,638.5

Technology Solutions	1,168.0	1,162.2	3,826.9	3,602.9

Consolidated	$3,614.6	$2,758.3	$10,642.0	$8,241.4

OPERATING INCOME (LOSS)

Electronics Marketing	$122.8	$61.5	$284.3	$167.8

Technology Solutions	37.6	31.7	125.5	110.3

Corporate	(15.0)	(14.7)	(44.2)	(42.5)

Consolidated before restructuring and other charges, incremental stock compensation and amortization expense	145.4	78.5	365.6	235.6
Restructuring and integration charges	(17.0)	—	(63.2)	—
Incremental stock compensation and amortization expense	(6.5)	—	(14.3)	—

Consolidated	$121.9	$78.5	$288.1	$235.6